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                                                                       EXHIBIT F

                           OPTION AND PROXY AGREEMENT
                           --------------------------

         THIS AGREEMENT is made as of September 24, 1996, by and among Boardwalk Casino, Inc., a Nevada corporation (the "Company"), Norbert W. Jansen, individually and as trustee under an agreement dated July 14, 1993 ("Jansen"), and Diversified Opportunities Group Ltd., an Ohio limited liability company, or its nominee as described in Section 14 ("Investor").

                                    RECITALS
                                    --------

         A. Pursuant to a certain Purchase Agreement dated as of even date herewith (the "Purchase Agreement"), by and among Investor, Jansen and the Company, Investor is acquiring certain Shares and a Note (as defined in the Purchase Agreement) of the Company.

         B. It is a condition to closing the transactions contemplated by the Purchase Agreement that Jansen and the Investor enter into this Agreement for the purposes, among others, of (i) providing the Investor an option to acquire and a right of first refusal with respect to certain of the Shares of the Company owned by Jansen, (ii) establishing the composition of the Company's Board of Directors (the "Board"), (iii) assuring continuity in the management and ownership of the Company, and (iv) providing certain covenants for the benefit of Investor.

         C. Capitalized terms used but not otherwise defined herein are defined in Paragraph 9 hereof.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1.    ACQUISITION OF AND OPTION FOR JANSEN SHARES.

         Subject to the conditions to Closing (as described in the Purchase Agreement), Investor shall acquire the Shares contemplated by subparagraph (a), below, and shall be granted an option (the "Option") to acquire from Jansen additional Shares, as described below:

               (a) At Closing Investor shall acquire from Jansen 182,411 Shares at a purchase price of $7.00 per Share (the "Strike Price"). The parties acknowledge that Investor is filing with the Gaming Board (as defined in the Purchase Agreement) a request for a ruling letter with respect to the transactions contemplated by the Purchase Agreement. Within 7 days following the receipt of a favorable ruling letter from the Gaming Board satisfactory to Purchaser and Seller, each in the exercise of its reasonable business judgment, Investor shall acquire


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                    from Jansen 317,589 Shares (the "Differential Shares") at
                    the Strike Price. If, however, the Gaming Board determines that Investor may not acquire the Differential Shares without first having obtained Licensing Approval (as defined in the Purchase Agreement), Investor shall thereafter have the right but not the obligation to acquire the Differential Shares on the terms described in subparagraph (b) below.

               (b) If applicable, Investor shall have the right but not the obligation to acquire from Jansen and Jansen shall have the obligation to sell to Investor the Differential Shares. The exercise price for the Differential Shares shall be determined by taking the difference of (i) $7.75 less (ii) the Strike Price. Such difference shall be multiplied by a fraction, the numerator of which shall be the number of full months (excluding partial months) elapsed from the Closing until such time as the Investor obtains Licensing Approval and the denominator of which shall be 18. The product obtained therefrom shall be added to the Strike Price in order to determine the Exercise Price. For purposes of illustration if the Closing occurs on September 17, 1996, the Strike Price was $7 and Investor obtains Licensing Approval on September 20, 1997, the exercise price for the Differential Shares would be $7.50 (e.g. $7.75 - $7.00 = $.75 x 12/18 = $.50 + $7 = $7.50). Investor shall have the right to exercise the Option for the Differential Shares as described in this subparagraph (b) by giving written notice to Jansen during the 30 day period following Investor's receipt of Licensing Approval; provided, however if Investor does not obtain Licensing Approval on or before the 18 month anniversary of the Closing, such Option for the Differential Shares as described in this subparagraph (b) shall be null and void. Thereafter, Investor shall have the right but not the obligation to acquire the Differential Shares on the terms described in subparagraph (d) below.

               (c) Investor shall have the right but not the obligation to acquire from Jansen and Jansen shall have the obligation to sell to Investor up to 1,000,000 Shares at an exercise price of $7.75 per Share. This right may be exercised by Investor commencing on receipt of Licensing Approval and continuing until the 18 month anniversary of the Closing by giving written notice to Jansen.

               (d) Investor shall have the right but not the obligation to acquire from Jansen and Jansen shall have the obligation to sell to Investor up to an amount equal to the sum of the Differential Shares plus 1,000,000 Shares (less any Shares acquired by Investor pursuant to subparagraph (c) above) at an exercise price of $8.25 per Share. This right may be exercised by Investor at any time following the expiration of the Option period described in subparagraph (c) and continuing until the third anniversary date of the Closing by giving written notice to Jansen.

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The exercise of any such Option shall be conditioned upon appropriate Licensing
Approval or other regulatory approval being obtained from the Nevada Gaming Authorities. The Option shall continue to apply to any Shares owned by Jansen's estate or family which are acquired from Jansen. The closing of any purchase and sale of any such Shares pursuant to Paragraphs 1(b), (c) or (d) shall be consummated as soon as practical after the delivery of the Investor's written election notice to Jansen, but in any event within 15 business days after the delivery of such notice. At the closing of the purchase and sale of the Differential Shares pursuant to Paragraph 1(a), Jansen shall deliver a certificate affirming the representations and warranties made by Jansen pursuant to the Purchase Agreement. The purchase price of any Shares acquired pursuant to this Paragraph 1 shall be payable by Investor in cash by wire transfer or certified or bank check at the time of transfer and Jansen shall deliver to Investor certificates representing such Shares in proper form for transfer.

         2.       FIRST REFUSAL RIGHTS.

                  (a) TRANSFER OF SHARES. None of Jansen, Jansen's family or his estate (collectively, the "Selling Party") shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Shares or any securities containing options or rights to acquire any Shares (a "Transfer"), except pursuant to the provisions of this Paragraph 2. A Selling Party shall not consummate any Transfer until 14 calendar days after the later of the delivery to the Investor of such Selling Party's Offer Notice (as defined below) (the "Election Period"); provided, however, the Election Period shall be reduced to 7 calendar days if the proposed Transfer involves an interest in less than 50,000 Shares. The restrictions set forth in this Paragraph 2 shall not apply with respect to (i) any Shares owned by Jansen's family members on the date hereof or (ii) any Transfer of Shares from Jansen's estate to his family members pursuant to the terms of his will or trust agreement; provided that the restrictions contained in this Paragraph 2 shall continue to be applicable to the Shares after any such Transfer and provided further that the transferees of such Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Shares so transferred.

                  (b) FIRST OFFER RIGHT. At least 7 or 14 calendar days prior to making any Transfer, of any Shares or securities, as applicable, the Selling Party shall deliver a written notice (an "Offer Notice") to the Company and the Investor. The Offer Notice shall disclose in reasonable detail the proposed number of Shares or securities to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). The Investor may elect to purchase a portion of such Shares or securities, at the price to be paid to the Selling Party and on the terms proposed in the Offer Notice, equal to the greater of (i) 35% of the number of Shares offered for sale by the Selling Party or (ii) an amount determined by multiplying (x) the number of Shares or securities offered for sale by the Selling Party by (y) the Investor's then percentage ownership of Shares of the Company, by delivering written notice of such election to the Selling Party as soon as practical but in any event during the Election Period. In determining the Investor's percentage ownership, it shall be assumed that the Investor has purchased

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500,000 Shares under Paragraphs 1(a), (b) and/or (d), has exercised the Option for 1,000,000 Shares under Paragraphs 1(c) and/or (d) and has converted the Note for 666,667 Shares. If the Investor has elected to purchase Shares and securities from the Selling Party, the transfer of such Shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Selling Party, but in any event within 15 days after the expiration of the Election Period. At the time of transfer, the Selling Party shall deliver to the Investor certificates representing such Shares in proper form for the transfer and the Investor shall deliver the purchase price in accordance with the terms set forth in the Offer Notice, including any notes for a Selling Party financed purchase.

                  (c) SHARES NOT ACQUIRED BY THE INVESTOR. To the extent of the Shares not purchased by the Investor, the Selling Party shall, within 90 days after the expiration of the Election Period, complete the transfer of such Shares either in the public market or to the proposed transferee set forth in the Offer Notice at a price no less than the price per Share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than offered to the Investor, and furnish proof of such transfer to the Investor. Any Shares not transferred within such 90-day period shall be reoffered to the Investor under this Paragraph 2 prior to any subsequent Transfer. The Shares so transferred by the Selling Party pursuant to the Offer Notice shall no longer be subject to the restrictions contained herein and the legend referred to in Paragraph 7 may be removed at the time of such transfer.

         3.       BOARD OF DIRECTORS.

                  (a) From and after the time that the Board is to be expanded to six persons pursuant to Section 3(b) of the Purchase Agreement, Jansen shall vote all of his Shares and any other voting securities of the Company over which Jansen has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that:

               (i) the authorized number of directors on the Board shall be established at six directors;

               (ii) Jeffrey P. Jacobs shall be elected to the Board;

               (iii) at such time as the Investor has acquired 1,000,000 or more Shares from Jansen pursuant to this Agreement, the Board shall be expanded to seven directors and the additional director shall be designated by the Investor (such additional director together with Jeffrey P. Jacobs are sometimes referred to collectively as the "Investor Directors"); and

               (iv) in the event that either of the Investor Directors are removed (with or without cause) or cease to, or cannot, serve as a member of the Board for

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         his elected term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Investor.

                  (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each Investor Director in connection with attending the meetings of the Board and any committee thereof.

                  (c) If the Investor fails to designate a representative to fill a directorship pursuant to the terms of this Paragraph 3 within 30 days after written notice, the election of an individual to such directorship shall be accomplished in accordance with the Company's Bylaws and applicable law.

         4.       CERTAIN COVENANTS OF JANSEN.

                  From and after the Closing, Jansen shall, subject to his fiduciary duties as a director of the Company, vote all of his Shares and any other voting securities of the Company over which Jansen has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at such meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that the Company shall not, without the prior written consent of the Investor, take any of the actions described in Section 7 of the Note.

         5. IRREVOCABLE PROXY. In order to secure Jansen's obligation to vote his Shares and other voting securities of the Company in accordance with the provisions of Paragraphs 3 and 4 hereof, Jansen hereby appoints the Investor as his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Shares and other voting securities of the Company for the election and/or removal of directors and all such other matters as expressly provided for in Paragraphs 3 and 4. The Investor may exercise the irrevocable proxy granted to it hereunder at any time Jansen fails to comply with the provisions of this Agreement, subject to the receipt of the required Licensing Approval. The proxies and powers granted by Jansen pursuant to this Paragraph 5 are coupled with an interest and are given to secure the performance of Jansen's obligations to the Investor under this Agreement. Such proxies and powers shall be irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of Jansen and the subsequent holders of his Shares. If for any reason whatsoever the proxy described above is deemed to expire after seven years from the date hereof, this Agreement shall be deemed an agreement entered into in accordance with Section 78.365(3) of the Nevada General Corporate Law, effective for a term of 15 years following the date hereof.

         6.       REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) Jansen represents and warrants that (i) Jansen is the record owner of the number of Shares set forth on Schedule A attached hereto, and (ii) Jansen has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent

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with, conflicts with or violates any provision of this Agreement. Jansen shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. Jansen shall at all times during the term of this Agreement own unencumbered and have available for immediate transfer to the Investor the number of Shares pursuant to which Investor has been granted an Option or right to purchase hereunder.

                  (b) The Investor hereby affirms the representations and warranties being made by it pursuant to Section 5(c) of the Purchase Agreement.

         7.       LEGEND.

                  Each certificate evidencing Shares of Jansen, individually and as trustee, and each certificate issued in exchange for or upon the transfer of any such Shares shall also be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate are subject to the conditions, restrictions and obligations specified in the Option and Proxy Agreement, dated as of September 24, 1996 and as amended and modified from time to time, among the issuer (the "Company"), Norbert W. Jansen, individually and as trustee under an agreement dated July 14, 1993 and Diversified Opportunities Group Ltd., or its permitted assignee(s), and the Company reserves the right to refuse the transfer of such securities until such conditions, restrictions and obligations have been fulfilled with respect to such transfer."

                  Jansen shall deliver all certificates representing Shares held by him, individually and as trustee, as of the date hereof and the Company shall or shall cause its transfer agent to imprint such legend on all such certificates.

         8. TRANSFER. Prior to transferring any Shares, except for a Transfer to the Investor and a permitted third party transferee pursuant to Paragraph 2, Jansen shall cause the prospective transferee (including his family members) to be bound by all of the obligations of Jansen under this Agreement with respect to the Shares so transferred and to execute and deliver to the Company and the Investor a counterpart of this Agreement.

         9.       DEFINITIONS.

         "Affiliate" of a Person means any other Person controlling, controlled by or under common control with such first Person.

         "Board" has the meaning set forth in the recitals.

         "Closing" has the meaning set forth in the Purchase Agreement.

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         "Company" has the meaning set forth in the introductory paragraph.

         "Gaming Board" has the meaning set forth in the Purchase Agreement.

         "Investor" has the meaning set forth in the introductory paragraph.

         "Investor Directors" has the meaning set forth in Paragraph 3.

         "Licensing Approval" has the meaning set forth in the Purchase
Agreement.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and/or a governmental entity or any department, agency or political subdivision thereof.

         "Purchase Agreement" has the meaning set forth in the recitals.

         "Shares" means the Company's shares of common stock, $.001 par value.

         10. TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Shares of Jansen in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.

         11. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the parties hereto unless such modification, amendment or waiver is approved in writing by the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         13. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior

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understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         14. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and may not be assigned; provided, however, the Investor may assign its rights and obligations hereunder, in whole or in part, to one or more corporations, limited liability companies, partnerships, trusts or other entities which are under common control with, or controlled, through equity ownership and/or voting control by, the Investor or Jeffrey P. Jacobs; it being acknowledged that any entity in which Jeffrey P. Jacobs beneficially owns 15% or more of the voting equity securities and is the Chairman of the Board and/or Chief Executive Officer constitutes common control.

         15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         16. REMEDIES. The Investor shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and the Investor may in its discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         17. NOTICES. Any notice, demand or other communication provided for in or required by this Agreement shall be given in accordance with Section 19 of the Purchase Agreement.

         18. GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by the laws of the State of Nevada.

         19. BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Nevada, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

         20. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                 BOARDWALK CASINO, INC.

                                 By: /s/ Louis Sposato
                                    ----------------------------------------
                                 Title: Secretary/Treasurer
                                       -------------------------------------
                                 /s/ Norbert W. Jansen
                                 -------------------------------------------
                                 Norbert W. Jansen, individually and as
                                 trustee under an agreement dated July 14,
                                 1993

                                 DIVERSIFIED OPPORTUNITIES GROUP LTD.

                                 By: Jacobs Entertainment Ltd., its manager

                                 By: /s/ Jeffrey P. Jacobs
                                    ----------------------------------------
                                    Jeffrey P. Jacobs, President

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                                   SCHEDULE A

                           OPTION AND PROXY AGREEMENT

                              JANSEN SHARES/OPTIONS

Shares                                               3,250,000

Options*                                               340,000

*all issued under 1994 Stock Compensation Plan